TWELFTH AMENDMENT

TO

GENERAL AGENT SALES AGREEMENT

TWELFTH AMENDMENT TO GENERAL AGENT SALES AGREEMENT dated as of November 1, 2013 by and between AXA EQUITABLE LIFE INSURANCE COMPANY (‘‘AXA Equitable”), formerly known as The Equitable Life Assurance Society of the United States, a New York stock life insurance company, having offices at 1290 Avenue of the Americas, New York, New York 10104, and AXA NETWORK, LLC, a Delaware limited liability company having offices at 1290 Avenue of the Americas, New York, New York 10104, and AXA NETWORK OF PUERTO RICO, INC., a Puerto Rico corporation having offices at 1290 Avenue of the Americas, New York, New York 10104 (together, the “General Agent”).

AXA Equitable and the General Agent hereby modify and amend the General Agent Sales Agreement dated as of January 1, 2000 between them (as previously amended, the “Sales Agreement”), as follows:

1. Schedule 2 of Exhibit A of the Sales Agreement is hereby amended and restated in its entirety as more particularly set forth on the restated Schedule 2 of Exhibit A attached hereto to change the compensation rates payable by AXA Equitable to the General Agent on sales of AXA Equitable’s Equi-Vest Series Qualified Annuity Products from and after the date hereof.

Except as modified and amended hereby, the Sales Agreement is in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Twelfth Amendment to General Agent Sales Agreement to be duly executed and delivered as of the day and year first above written.

AXA EQUITABLE LIFE INSURANCE COMPANY		AXA NETWORK, LLC AXA NETWORK OF PUERTO RICO, INC.
By:		By:
	Anders Malmstrom		Eileen Forrest
	Senior Executive Director And Chief Financial Officer		President and Chief Executive Officer

Exhibit A

Amended and Restated Schedule 2

EFFECTIVE AS OF November 1, 2013

General Agent Compensation

For

Qualified Periodic Annuity Sales and Servicing

This Schedule 2 of Exhibit A is attached to and made part of the General Agent Sales Agreement dated January 1, 2000 by and between The Equitable Life Assurance Society of the United States and AXA Network, LLC.

Compensation to the General Agent in connection with the sale and servicing of periodic premium annuity contracts qualified under Sections 401, 403 or 457 of the Internal Revenue Code, as amended, will be calculated on a contract by contract and certificate by certificate basis. Compensation paid hereunder will be allocated to commissions and expense allowances as the parties may from time to time agree consistent with provisions of Section 4228 of the New York State Insurance Law. Total compensation to the General Agent in respect of the sale and servicing of each qualified periodic premium annuity contract or certificate will be a percentage of the consideration received by Equitable in respect of such contract or certificate as more particularly set forth in the following table:

1. Equi-Vest Series Qualified Annuity Products

Type of Contributions	Percentage
First Policy Year:	16.0%
Renewal Years:
Periodic Contributions	6.0%
Lump Sum Contributions	8.5%

2. All Other Qualified Periodic Annuity Products

Type of Contributions	Percentage
First Policy Year:	16.0%
Renewal Years:	6.0%